Exhibit 99.1
LL&E Royalty Trust Announces Sale of a Portion of Trust’s Assets
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A.,
Trustee

NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS November 12, 2009 — As previously announced by LL&E Royalty Trust (NYSE: LRT) (the “Trust”), the Trust is required by its governing documents to sell all of its assets, and is in the process of doing so. On November 11, 2009, the Trust sold a portion of its assets consisting of its interest in the south Louisiana acreage described in the Trust’s public filings as the “Fee Lands”. The sale is expected to result in cash proceeds to the Trust, net of fees to the auction company conducting the sale, of $500,172. Fees payable to the auction company that conducted the sale totaled $24,828. The proceeds will be used to reduce the Trust’s accounts payable, which were approximately $690,300 at October 27, 2009.
The Trustee of the Trust does not anticipate that any additional Trust assets will be sold prior to December 31, 2009. The Trustee anticipates that the balance of the Trust’s assets will be sold during 2010, and as previously announced, has retained an investment banking firm to manage the sale of the assets. The Trustee currently expects that the active marketing of the balance of the Trust’s assets will begin in the second quarter of 2010.
In accordance with the documents governing the Trust, if any asset required to be sold has not been sold by December 31, 2010, the Trustee will cause the asset to be sold at public auction to the highest cash bidder.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all statements regarding the future sale of the Trust’s assets. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422